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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): October 14, 1999

                           DUSA PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

  NEW JERSEY                         0-19777                     22-3103129
   (State or other                                             (IRS Employer
   jurisdiction of                 (Commission                 Identification
   incorporation)                  File Number)                   Number)

                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 01887
          (Address of principal executive offices, including ZIP code)

                                (978) 657-7500
             (Registrant's telephone number, including area code)


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ITEM 5.     OTHER EVENTS.

      The Registrant reports that it has received notice from the United States Food and Drug Administration (the "FDA") that the FDA has rescheduled an advisory panel meeting to review the Registrant's New Drug Application ("NDA") to November 5, 1999. The presentation, which was originally scheduled for earlier this year, will be made to the Dermatologic and Ophthalmic Drugs Advisory Committee of the FDA.

      The Registrant received an "approvable" letter for its NDA from the FDA on June 28, 1999 in which the agency raised no clinical issues of safety or efficacy which needed to be addressed prior to approval. Final marketing approval is dependent on two issues: compliance with FDA's regulations on Good Manufacturing Practices by all of DUSA's manufacturers; and agreement with the FDA on product labeling.

      The Registrant has submitted revised labeling to the agency. The Registrant is also aware that the agency has reinspected the third-party manufacturer of the Registrant's bulk drug, Levulan(R), the Registrant's brand of 5-aminolevulinic acid HCl. The Registrant is now awaiting the reinspection report of the agency's Office of Compliance and response to the proposed revised labeling.

      The Registrant has also received an "approvable" letter for its clinical trial light source, and will be submitting a PMA amendment to cover its BLU-U(TM) commercial light source in the near future.

      The Registrant also reported that it had concluded a Purchase and Supply Agreement with the manufacturer of Registrant's Kerastick(TM) brand applicator for sale in the United States and Canada. The agreement provides for a commitment to supply all of the Registrant's orders for product, provided Registrant orders at least a certain percentage of its total commercial requirements for the territory in a calendar year from the supplier. Firm orders must be based upon minimum percentages of quarterly rolling forecasts. Prices for product are based upon quantities ordered and are subject to increases and decreases depending upon various product cost and competitive market factors during the five-year term of the agreement.

      Registrant has agreed to discuss additional territories with the supplier. However, if the parties cannot agree on reasonable terms, Registrant is free to secure alternate sources of supply.

      The five-year term may be extended for additional one (1) year periods and may be terminated earlier by the manufacturer if product orders during a specified year of the term do not reach certain minimum levels. Similarly, Registrant may terminate earlier for various breaches of the agreement.

      Finally, Registrant reported in a second release that it had initiated a Phase II clinicial study using topical Levulan(R) (20% solution) photodynamic therapy with blue

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light in the treatment of facial acne. As previously disclosed, this trial was expected to be initiated before the end of the year.

Except for historical information, this report, including the exhibits, contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the FDA Advisory Committee presentation, the filing of an amendment to its PMA, anticipated communications from the FDA and discussions with potential marketing partners, the Company's beliefs and expectations regarding the initiation and conduct of clinical trials with various parameters and the interpretation of the results, future research which may be conducted, the Company's intention to develop the acne indication and commercial opportunities for an acne product. Such risks and uncertainties include, but are not limited to, the results of future clinical trials, the status of its patents and proprietary protection for this indication, reliance on third parties to manufacture (in compliance with FDA regulations), the uncertainties in the negotiations with potential marketing partners, the availability of funds for ongoing operations, marketing activities and further development activities and other risks detailed from time to time in the Company's United States Securities and Exchange Commission (SEC) filings.

ITEM 7.     FINANCIAL STATEMENTS AND OTHER EXHIBITS.

            (c) Exhibits
            [10.1] Purchase and Supply Agreement between Registrant and North Safety Products, Inc. dated as of September 13, 1999 portions of which have been omitted pursuant to a request for confidential treatment pursuant to Rule 24b of the Securities Exchange Act of 1934.

            [99.1] Press Release dated October 8, 1999 regarding FDA Panel Meeting.

            [99.2] Press Release dated October 8, 1999 regarding Acne Clinical Trial.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          DUSA PHARMACEUTICALS, INC.

                                          By: /s/ D. Geoffrey Shulman
                                              -----------------------------
                                              D. Geoffrey Shulman, MD, FRCPC
                                              President and Chief Executive
                                              Officer

Dated: October 14, 1999